UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 4, 2006 (December 1, 2006)
ALEXZA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 1020 East Meadow Circle Palo Alto, California	94303

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 687-3900

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 1, 2006, Alexza Pharmaceuticals, Inc. (“Alexza”) entered into a series of related agreements with Symphony Capital Partners, L.P (“Symphony Capital”), Symphony Allegro Holdings LLC (“Holdings”) and Symphony Allegro, Inc. (“Allegro”) consisting of the following:
•	Purchase Option Agreement;

•	Research & Development Agreement;

•	Amended & Restated Research and Development Agreement;

•	Technology License Agreement;

•	Novated and Restated Technology License Agreement;

•	Confidentiality Agreement; and

•	Research Cost Sharing and Extension Agreement.
     In addition, on December 1, 2006, Alexza entered into a series of related agreements with Holdings, consisting of the following:
•	Warrant Purchase Agreement;

•	Warrant to purchase up to 2,000,000 shares of Alexza’s common stock; and

•	Registration Rights Agreement.
     Pursuant to these agreements, Holdings formed and capitalized Allegro, a newly formed Delaware corporation, in order (a) to hold certain intellectual property related to two of Alexza’s product candidates, AZ-002 and AZ-004 (the “Programs”) which were exclusively licensed to Allegro under the Novated and Restated Technology License Agreement and (b) to fund commitments to Alexza in the amount of $50 million. The funding will support pre-clinical and clinical development by Alexza, on behalf of Allegro, of the Programs. AZ-002 is currently in a Phase IIa clinical trial for the acute treatment of panic attacks related to panic disorder. AZ-004 is currently in a Phase IIa clinical trial for the treatment of acute agitation in patients with schizophrenia. Alexza retains all rights to manufacture the product candidates for Allegro.
     The Purchase Option Agreement provides for the exclusive right, but not the obligation, of Alexza to repurchase both Programs at specified points in the future, at specific prices. If Alexza exercises its right to acquire the Programs at any time beginning no earlier than one year after the closing date of the transaction or when certain minimum funding level balances are reached, the purchase price provides for a compounded annual rate of return of 27% to Symphony Capital, calculated as of the time of exercise and subject to a minimum purchase price. The purchase price is payable in cash or a combination of cash and shares of Alexza’s common stock (up to 40% of the purchase price), in Alexza’s sole discretion. If Alexza does not exercise its exclusive right with respect to the purchase of the Programs licensed under the agreement with Allegro, rights to the Programs at the end of the development period will remain with Allegro, except for manufacturing rights, which remain with Alexza, provided that Alexza will be obligated to continue to provide manufactured products to Allegro.
     In exchange for the purchase option, Alexza granted Holdings, pursuant to the Warrant Purchase Agreement, a five-year warrant to purchase 2,000,000 shares of Alexza’s common stock (the “Warrant”) at an exercise price of $9.91 per share, which represents a 25% premium over Alexza’s recent 60 trading-day average closing price of $7.93. Alexza has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”) with respect to this Warrant under the Registration Rights Agreement. In addition, to compensate Symphony Capital for structuring the transaction and the payment of certain of its expenses, Alexza will pay a fee of $2.5 million and will reimburse certain Allegro expenses up to $350,000. Alexza intends to consolidated the financial results of Allegro into its financial statements.
     The Research & Development Agreement provides that the conduct of the activities under the mutually agreed upon development plan and budget during the four-year development period will be undertaken primarily by Alexza with support from RRD International LLC, the clinical development partner of Symphony Capital and provides that the development be overseen by a Development Committee which is comprised of six representatives, three representatives to be designated by Alexza, one of which shall be James V. Casella, Alexza’s Senior Vice President of Research and Development, who shall serve as chairman of the Development Committee, and three representatives to be designated by Holdings. The Development Committee will report to the board of directors of Allegro, which is comprised of one Alexza representative (Thomas B. King, President and CEO of Alexza), two representatives from Symphony Capital (Neil J. Sandler and Andrew L. Busser) and two independent directors.
     On December 4, 2006, Alexza filed a press release describing this transaction. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     The information set forth in Item 1.01 is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
     The information set forth in Item 1.01 is incorporated herein by reference.
     The Warrant was issued to an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Warrant has not been registered under the Securities Act or any state securities laws. Alexza relied upon Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, as a transaction exempt from the registration requirements of the Securities Act. Pursuant to the Registration Rights Agreement, Alexza has agreed to file a registration statement for the resale of the shares of common stock underlying the Warrant. Neither this current report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of Alexza.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release entitled “Alexza Pharmaceuticals and Symphony Capital Enter into $50 Million Product Development Collaboration for AZ-002 and AZ-004,” dated December 4, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXZA PHARMACEUTICALS, INC.
Date: December 4, 2006	By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release entitled “Alexza Pharmaceuticals and Symphony Capital Enter into $50 Million Product Development Collaboration for AZ-002 and AZ-004,” dated December 4, 2006.